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DATA STATED IN THOUSANDS


                     VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



                                              SECOND  SECOND       YEAR
REGULATION           STATEMENT CAPTION         QTR.    QTR.       TO DATE
                                               1998    1997     1998  1997

5-02 (1)            Cash and Cash Items         12959    14820   12959   14820
5-02 (2)            Marketable Securities       88065    80675   88065   80675
5-02 (3)(b)(1)      Notes Receivable           270945   222874  270945  222874
5-02 (4)            Allowance for Doubtful
                      Accounts                   3438     2596    3438    2596
5-02 (15)           Total Assets               394438   333020  394438  333020

5-02 (24)           Other Liabilities          357488   301455  357488  301455
5-02 (30)           Common Stock                  799      746     799     746
5-02 (31)(a)(2)     Additional Capital Other    15037    10364   15037   10364
5-02 (31)(a)(3)(ii) Retained Earnings -
                      Unappropriated            23150    20463   23150   20463
                    Treasury Stock              -36         -8

5-03 (b)(1)(e)      Other Revenues               9015     7598   17162   14804

5-03 (b)(2)(e)      Cost of Other Revenues       3423     2786    6502    5460
5-03 (b)(8)         Interest and Amortization
                     of Debt Discount            3972     3168    7364    6150
5-03 (b)(10)        Income Before Taxes and
                      Other Items                1620     1644    3296    3194

5-03 (b)(11)        Income Tax Expense            542      547    1110    1082
5-03 (b)(14)        Income/Loss from Continuing
                      Operations                 1078     1097    2186    2112

5-03 (b)(19)        Net Income or Loss           1078     1097    2186    2112